UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 21, 2013

Planar Systems, Inc.

(Exact name of registrant as specified in its charter)

Oregon	0-23018	93-0835396
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1195 NW Compton Drive

Beaverton, Oregon 97006

(Address of principal executive offices, including zip code)

(503) 748-1100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 21, 2013, the Company entered into a Loan and Security Agreement with Silicon Valley Bank (the “Credit Agreement”). The Credit Agreement provides a revolving credit facility of $12 million, including a $2 million sub-limit for letters of credit. Borrowings under the credit facility are limited to eighty percent (80%) of eligible accounts receivable. The Credit Agreement has interest rates ranging from LIBOR + 2.25% to Prime + 0.75%, expires on November 21, 2015, and is secured by substantially all of the assets of the Company. The Credit Agreement requires that the Company maintain a minimum tangible net worth and provides for an annual limit on capital expenditures. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement (and the exhibits thereto), which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the execution of the Credit Agreement, the Company terminated the Amended and Restated Credit Agreement by and between the Company and Bank of America, N.A. (“Bank of America Credit Agreement”), entered into as of December 1, 2009, pursuant to a Payoff Letter from Bank of America, N.A., dated November 20, 2013. The Bank of America Credit Agreement provided the Company with a revolving credit facility of $12 million, including a $3 million sub-limit for letters of credit. As of November 20, 2013, there was no outstanding principal balance or interest under the Bank of America Credit Agreement.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Loan and Security Agreement dated as of November 21, 2013 by and between Silicon Valley Bank; Planar Systems, Inc.; Clarity, a Division of Planar Systems, Inc.; Planar China LLC and Planar Taiwan LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLANAR SYSTEMS, INC. (Registrant)

By:	/s/ STEPHEN M. GOING
Stephen M. Going
Senior Vice President, General Counsel and Secretary

Date: November 27, 2013